Exhibit 10.3

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated August 4, 2020 (this “Agreement”), is by and between MegaChips Corporation, a company incorporated under the laws of Japan and having its principal place of business at Shin-Osaka Hankyu Building, 1-1-1 Miyahara, Yodogawa-ku, Osaka, 532-0003 Japan (“Seller”) and SiTime Corporation, a company incorporated under the laws of the State of Delaware, with its registered office at 5451 Patrick Henry Drive, Santa Clara, CA 95054, U.S.A (“Buyer”) (each a “Party” and collectively the “Parties”).

In consideration of the respective covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Sale and Purchase.

On the terms and subject to the conditions set forth in this Agreement, Buyer shall purchase and acquire from Seller, and Seller shall sell, transfer, assign and convey to Buyer, for the consideration specified in Section 3 below, all of Seller’s right, title and interest in and to the assets and properties set forth on Schedule 1.1 hereto (the “Equipment”).

2.	Delivery.

On August 4, 2020 or any other date agreed upon between the Parties, Seller shall transfer and assign the Equipment to Buyer at Seller’s Makuhari office, as located there as it is, and Buyer shall receive the Equipment together with the ownership, right, title and interest therein and thereto.

3.	Purchase Price.

The consideration for the sale of the Equipment (the “Purchase Price”) shall be JPY14,427,719.

4.	Tax.

Buyer and Seller acknowledge and agree that any and all taxes and duties imposed in connection with the transactions contemplated by this Agreement, including consumption tax in Japan, will be excluded from the Purchase Price. Buyer shall bear the responsibility for payment of any and all taxes or duties incurred in connection with the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any income, capital gains, or other similar taxes).

5.	Payment.

Within thirty (30) days after the date of invoice to be issued by Seller following the delivery of Equipment, Buyer shall pay the Purchase Price in the currency of USD calculated by exchange rate of USD and JPY at the time of payment.

6.	DISCLAIMER.

THE EQUIPMENT BEARS NO WARRANTIES TO BUYER, WHETHER EXPRESS WARRANTIES OR IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE OR NON-INFRINGEMENT, AND SELLER WILL HAVE NO LIABILITY IN CONTRACT OR TORT FOR ANY DAMAGE, LOSS, COST OR EXPENSE (WHETHER DIRECT, INDIRECT, SPECIAL OR CONSEQUENTIAL) SUFFERED OR INCURRED BY BUYER, EVEN IF CAUSED BY NEGLIGENCE OR OTHER FAULT OF SELLER.

IN WITNESS WHEREOF, each of the Parties has executed this Asset Purchase Agreement as of the date first above written.

Seller:

MegaChips Corporation

By:	/s/ Shinya Yoshia
Name:	Shinya Yoshida
Title:	Director, Mixed Signal Design Dept.

Buyer:

SiTime Corporation

By:	/s/ Nara Bharath
Name:	Nara Bharath
Title:	Executive Vice President, Systems

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